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Exhibit 4.5

EXECUTION COPY

SECURITYHOLDERS AGREEMENT

Dated August 5, 2004

Among

NEW REFCO GROUP LTD., LLC

AND

THE OTHER PARTIES HERETO

i

ARTICLE VII INFORMATION RIGHTS		19
7.1	Information Rights	19
ARTICLE VIII PRE-EMPTIVE RIGHTS		20
8.1	Issuance of New Securities	20
ARTICLE IX AMENDMENT AND TERMINATION		21
9.1	Amendment and Waiver	21
9.2	Termination of Certain Provisions	21
9.3	Termination of Agreement	21
9.4	Termination as to a Party	22
ARTICLE X MISCELLANEOUS		22
10.1	Certain Defined Terms	22
10.2	Legends	27
10.3	Severability	28
10.4	Entire Agreement	28
10.5	Successors and Assigns	28
10.6	Counterparts	28
10.7	Remedies	28
10.8	Notices	29
10.9	Governing Law	29
10.10	Bennett Ownership of RGHI	30
10.11	Consent of THL	30
10.12	Descriptive Headings	30

ii

SECURITYHOLDERS AGREEMENT

        THIS SECURITYHOLDERS AGREEMENT (this "Agreement") is entered into as of August 5, 2004 by and among (i) New Refco Group Ltd., LLC, a Delaware limited liability company (the "Company"), (ii) Refco Group Holdings, Inc., a Delaware corporation ("RGHI"), (iii) THL Refco Acquisition Partners and certain other Affiliates of Thomas H. Lee Partners, L.P. as identified on the signature pages hereto that become a holder of Units, (each, a "THL Holder" and collectively "THL"), (iv) the Limited Partners or Affiliates of Limited Partners who are parties to this Agreement (each, a "THL Limited Partner"), (v) the executive employees of the Company who have purchased Class A Common Units and who are identified as Executive Investors on the signature pages hereto (each, an "Executive Investor" and, collectively, the "Executive Investors"), and (v) the initial parties to this Agreement who are identified as Employees on the signature pages hereto (each, an "Employee," collectively, the "Employees"). RGHI, THL, the THL Limited Partners and the Executive Investors are collectively referred to herein as the "Investors". The Investors and the Employees and each other holder of Securities that is or may become a party to this Agreement as contemplated hereby are sometimes referred to herein collectively as the "Securityholders" and individually as a "Securityholder". In addition, Phillip R. Bennett ("Bennett") is a party to this Agreement solely for the purposes of Section 10.10. Certain capitalized terms used herein are defined in Section 10.1.

        The parties hereto agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

        1.1    Representations and Warranties of the Company.    The Company hereby represents and warrants to the Securityholders that as of the date of this Agreement:

          (a)   it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action;

          (b)   this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

          (c)   the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company's organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.

        1.2    Representations and Warranties of the Securityholders.    Each Securityholder (as to himself or itself only) represents and warrants to the Company and the other Securityholders that, as of the time such Securityholder becomes a party to this Agreement:

          (a)   this Agreement (or the separate joinder agreement executed by such Securityholder) has been duly and validly executed and delivered by such Securityholder, and this Agreement constitutes a legal and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms; and

          (b)   the execution, delivery and performance by such Securityholder of this Agreement (or any joinder to this Agreement, if applicable) and the consummation by such Securityholder of the transactions contemplated hereby (and thereby, if applicable) will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Securityholder is subject, (ii) violate any order, judgment or decree applicable to such Securityholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Securityholder is a party or by which such Securityholder is bound.

ARTICLE II
VOTING AGREEMENTS

        2.1    Election of Managers.

          (a)    Size and Composition of the Board.    Each Securityholder, other than the Company, that is a party to this Agreement hereby agrees that such Securityholder will vote, or cause to be voted, all voting securities of the Company over which such Securityholder has the power to vote or direct the voting, and will take all other necessary or desirable actions within such Securityholder's control, and the Company will take all necessary and desirable actions within its control, to cause the authorized number of managers for the Company to be established at up to eight (8) managers, and cause to be continued in office, the following individuals:

            (i)    three (3) managers designated by RGHI (the "RGHI Managers") one of whom shall be Bennett so long as he is willing and able to so serve (the "CEO Manager"); provided, however, that, other than the CEO Manager, the RGHI Managers will not include Persons who were direct or indirect owners of the Company prior to the date of this Agreement;

            (ii)   four (4) managers designated by one or more of the THL Holders or their designees (with the Company to be notified of such designation) (the "THL Managers"); and

            (iii)  one (1) manager designated by RGHI and THL, who shall not be an employee of the Company or any Subsidiary, nor be an Affiliate of THL and who shall be reasonably acceptable to the THL Holders and RGHI (the "Independent Manager").

Notwithstanding the foregoing, upon and following the occurrence of a Threshold Event, the number of managers comprising the Board shall be increased to nine (9) and THL shall be entitled to designate one (1) additional manager to the Board for a total of five (5) THL Managers.

          (b)    Number of Votes.    At each meeting of the Company's Board (or any committee thereof) at which a quorum is present, each manager shall be entitled to one vote on each matter to be voted on at such meeting.

          (c)    Resignation and Removal.    If at any time any manager ceases to serve on the Board (whether due to resignation, removal or otherwise), the Securityholder(s) shall designate a successor manager to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a) above. If at any time an RGHI Manager who is an employee of the Company (other than Bennett) ceases his employment with the Company, such RGHI Manager shall be removed from the Board and RGHI shall designate a new RGHI Manager. Each Person that is a party hereto agrees to vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable, to cause the designated successor to be elected to fill such vacancy. Any party or parties hereto entitled to designate a specific manager, including, but not limited to, the Independent Manager, may remove such manager, at any time and from time to time, with or without cause (subject to applicable law or the LLC Agreement), in such party's or parties' sole discretion, and after written notice to each of the parties hereto of the new designee to replace such manager, the Securityholders shall promptly vote, or cause to be voted, all voting securities of the Company over which such Securityholder has the power to vote or direct the voting, and will take all other necessary or desirable actions within such Securityholder's control, to elect such designee to the Board of Managers in accordance with this Section 2.1.

          (d)    Removal for Cause.    Nothing in this Agreement shall be construed to impair any rights that the Securityholders of the Company may have to remove any manager for cause under applicable law or the LLC Agreement. No such removal of an individual designated pursuant to this Section 2.1 for cause shall affect any of the Securityholders' rights to designate a different individual pursuant to this Section 2.1 to fill the position from which such individual was removed.

          (e)    Committees of the Board.    The Board shall establish an audit committee, compensation committee and nominating committee and such other committees as the Board from time to time may determine. The Board in good faith shall attempt to provide that each committee shall include reasonable representation from the various constituencies represented on the Board.

          (f)    Transfer by THL Holders.    In the event the THL Holders or the THL Limited Partners (or any of them) shall Transfer any of their Class A Common Units to a third party pursuant to Section 3.1(a), THL shall have the right, if it so elects, to permit such Transferee thereafter to have the right to designate such number of managers (who theretofore were THL Managers) as is determined by THL and that is reasonably proportionate to the Class A Common Units transferred to such Transferee.

          2.2    Limitations on Certain Actions by the Company.

          (a)   Without the prior affirmative vote or written consent of the Securityholders owning at least sixty-five percent (65%) of the outstanding Class A Common Units, the Company shall not take any of the following actions:

            (i)    enter into, or agree to enter into, or permit Old Refco to enter into or agree to enter into, any merger or consolidation with any Person;

            (ii)   offer for sale or sell, or permit Old Refco to offer for sale or sell, directly or indirectly, all or substantially all of the assets of the Company;

            (iii)  effectuate the first Public Offering of the Company or any successor entity;

            (iv)  pass a resolution of managers commencing the voluntary dissolution or liquidation of the Company or any Subsidiary or voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, reorganization, insolvency or similar law with respect to the Company or any Subsidiary;

            (v)   make an election to be taxed as other than a partnership for U.S. federal income tax purposes, except in connection with a Public Offering of the Company or any successor entity;

            (vi)  permit Old Refco to elect to terminate Bennett's employment under the Bennett Employment Agreement or elect not to renew such agreement, except in a case where "Cause" (as defined in the Bennett Employment Agreement) exists for the termination of employment under such agreement;

            (vii) amend the LLC Agreement or the Certificate of Formation of the Company, except in connection with a Public Offering of the Company or any successor entity;

            (viii) amend the Management Agreement, except in connection with a Public Offering of the Company or any successor entity or otherwise in a manner not adverse to the Company or Old Refco; or

            (ix)  grant any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities; provided, that the Company may grant rights to other Persons to participate in

    Incidental Registrations so long as such rights are subordinate to the rights of the holders of Registrable Securities with respect to such Incidental Registrations.

          (b)   The Company shall not, or shall not permit Old Refco (to the extent such actions are specifically applicable to Old Refco), without the prior affirmative vote or written consent of five (5) managers, which supermajority must include the affirmative vote of the CEO Manager, take any of the actions described in Section 2.2(a) above.

          (c)   Upon and following the occurrence of a Threshold Event, Section 2.2(a) and (b), in their entirety, shall be of no further force and effect. In addition, following the third anniversary of the Closing Date, even if a Threshold Event has not occurred, clauses (i), (ii) and (iii) of Section 2.2(a) shall be of no force and effect and Section 2.2(b) shall be of no force and effect with respect to actions described in clauses (i), (ii) and (iii) of Section 2.2(a).

        2.3    Actions Requiring Board Approval.    The Securityholders agree that, during the term of Bennett's employment as Chief Executive Officer of Old Refco pursuant to the Bennett Employment Agreement, the day-to-day management of the Company and its subsidiaries will be under the direction and control of Bennett in his capacity as Chief Executive Officer. Exhibit A hereto sets forth a list of actions on the part of the Company or its subsidiaries that require approval of the Board.

        2.4    Other Voting Matters.    In order to effectuate the provisions of Sections 2.1, 2.2 and 4.1, each Executive Investor and each Employee grants to the President and Chief Executive Officer of the Company, or if he or she shall be unable to exercise this proxy due to illness or absence or if the position of President and Chief Executive Officer of the Company shall be vacant, to the Chief Financial Officer of the Company, a proxy to vote at any annual or special meeting of Securityholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Securities owned or held of record by such holder in connection with the matters set forth in Sections 2.1, 2.2 and 4.1 in accordance with the provisions of Sections 2.1, 2.2 and 4.1. EACH OF THE PROXIES GRANTED HEREBY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST. To effectuate the provisions of this Section 2, the secretary of the Company, or if there be no secretary, such other officer or employee of the Company or as the Board may appoint to fulfill the duties of the secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.

ARTICLE III
TRANSFERS OF SECURITIES

        3.1    General Restrictions on Transfers of Securities.

          (a)    General.    Prior to the third anniversary of the Closing Date, no Investor may Transfer any Class A Common Units without consent of both RGHI (if the transferring Securityholder is not RGHI) and the THL Holders holding a majority of the securities held by all THL Holders (if the transferring Securityholder is not a THL Holder); provided, however, that (i) RGHI may Transfer Class A Common Units to Bennett, (ii) a THL Holder or THL Limited Partner may Transfer Class A Common Units to an Affiliate of such THL Holder or an Affiliate of such THL Limited Partner, as applicable, provided that THL maintains voting control over such Class A Common Units (except with respect to Class A Common Units held by the Putnam Limited Partners), (iii) New York State Retirement Co-Investment Fund L.P. (which is one of the THL Limited Partners) may transfer Class A Common Units to New York State Common Retirement Fund, provided that THL maintains voting control over such Class A Common Units, (iv) an Investor who is an individual may Transfer Class A Common Units pursuant to an Exempt Individual Transfer, and (v) prior to the first anniversary of the Closing Date, THL may Transfer up to 65.45 Class A Common Units to a Transferee reasonably acceptable to RGHI. RGHI hereby agrees that any such Transferee that is a Limited Partner or an investment affiliate of a Limited

  Partner automatically shall be deemed to be acceptable to RGHI, provided that THL retains voting control over the Class A Common Units so transferred.

          (b)    Execution by Transferee of Counterpart Signature Page.    No Transfer of any Securities by any Securityholder, other than a Public Sale, shall become effective unless and until the Transferee (unless such Transferee already is a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement and the LLC Agreement, agreeing to be treated in the same manner and have the same status (e.g. Executive Investor, Employee, etc.) as the transferring Securityholder. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of this Agreement with respect to the Transferred Securities in the same manner as the transferring Securityholder. Any attempted Transfer of Securities by any Securityholder not in accordance with this Section 3.1 shall not be effective and shall be void.

        3.2    Right of First Offer.

          (a)    Right of First Offer Restrictions.    After the third anniversary of the Closing Date, if any Securityholder (the "Offeror") desires to Transfer any Securities to a third party, the Offeror shall, before such Transfer:

            (i)    Deliver to each of the THL Holders and THL Limited Partners (unless such THL Holder or THL Limited Partner is the Offeror) and RGHI (unless RGHI is the Offeror) (collectively, the "Eligible Holders") a written offer (the "Offer") to Transfer such Securities to the Eligible Holders. The Offer shall set forth the number and class of Securities to which the potential Transfer relates (the "Offered Securities") and the name of the Offeror. Each Eligible Holder shall have the right and option to notify the Offeror, in writing (each, an "Investor Response") delivered within thirty (30) days of receipt of the Offer, of its desire to purchase all, but no less than all, of the Offered Securities at the purchase price and on the terms stated in the Investor Response (the "Investor Terms"). Offeror shall notify each Eligible Holder that submitted an Investor Response of its acceptance or rejection of the Investor Terms within fifteen (15) days of receipt of the Investor Response (the "Acceptance Period"). If different Investor Terms are submitted by the Eligible Holders for the Offered Securities, then the Offeror shall have the right, if it so elects, to accept the Investor Terms of the Eligible Holder who submitted the Investor Response that the Offeror determines to be the most desirable.

            (ii)   Within twenty (20) days following the acceptance by the Offeror of an Investor Response, the Offered Securities that are subject to such Investor Response shall be transferred by the Offeror to the appropriate Eligible Holders against receipt of payment therefor.

            (iii)  Subject to Section 3.3, if no Investor Response is delivered within thirty (30) days of receipt of the Offer, or if the Offeror rejects each of the Investor Terms, then the Offeror may Transfer all, but no less than all, of the Offered Securities for a price and on terms that, taken as a whole, are more favorable to the Offeror than any Investor Terms, at any time within 180 days after expiration of the Acceptance Period. If such Transfer is not made within such 180-day period, the provisions of this Section 3.2 shall again become effective with respect to the proposed Transfer.

          (b)    Exempt Transfers.    The provisions of Section 3.2(a) above shall not apply to any Exempt Transfer.

        3.3    Rights of Co-Sale.

          (a)    Tag-Along Rights.    Prior to making any Transfer of Class A Common Units (other than a Transfer described in Section 3.3(b)) with respect to which one or more Eligible Holders do not elect to purchase all of such Class A Common Units pursuant to Section 3.2, any holder of Class A Common Units proposing to make such a Transfer (for purposes of this Section 3.3, a "Selling Holder") shall give at least fifteen (15) days prior written notice to each Securityholder (for purposes of this Section 3.3, each an "Other Holder") and the Company, which notice (for purposes of this Section 3.3, the "Sale Notice") shall identify the Class A Common Units that are proposed to be sold (for purposes of this Section 3.3, the "Co-Sale Offered Securities"), and describe in reasonable detail the terms and conditions of such proposed Transfer and identify each prospective Transferee. Any of the Other Holders may, within ten (10) days of the receipt of the Sale Notice, give written notice (each, a "Tag-Along Notice") to the Selling Holder that such Other Holder wishes to participate in such proposed Transfer upon the terms and conditions set forth in the Sale Notice, which Tag-Along Notice shall specify the Common Units such Other Holder desires to include in such proposed Transfer; provided, however, that (1) each Other Holder shall be required, as a condition to being permitted to sell Common Units pursuant to this Section 3.3(a) in connection with a Transfer of Co-Sale Offered Securities, to sell its proportionate amount (based on the respective Pro Rata Amounts of the Selling Holder and each Other Holder exercising tag-along rights under this Section 3.3(a)) of the Class A Common Units proposed to be sold by the Selling Holder and (2) to exercise its tag-along rights hereunder, each Other Holder must agree to make to the Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Transfer of the Co-Sale Offered Securities (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, the Selling Holder, the Other Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his or its ratable share (which shall be proportionate based on the value of Common Units that are Transferred but shall not exceed the amount of proceeds received in connection with such Transfer) of all liabilities to the Transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Investor, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the Transfer. Each participating Other Holder will bear its or his pro-rata share (based upon the relative amount of Common Units sold) of all reasonable and customary costs of the sale of Common Units pursuant to this Section 3.3(a) to the extent such costs are not otherwise paid by the Transferee. If any holder of Class B Common Units wishes to participate in any sale pursuant to this Section 3.3(a), appropriate economic adjustments to the Class B Common Units offered for sale in the Tag-Along Notice may be made to facilitate the sale of such Class B Common Units; provided, that the economic value of the Class B Common Units, as determined in the good faith discretion of the Board, prior to any economic adjustment will be maintained after such adjustment (by means of conversion into the economic equivalent of Class A Common Units or otherwise).

          If none of the Other Holders gives the Selling Holder a Tag-Along Notice prior to the expiration of the 10-day period for giving Tag-Along Notices with respect to the Transfer proposed in the Sale Notice, then (notwithstanding the first sentence of this Section 3.3(a)) the Selling Holder may Transfer such Co-Sale Offered Securities on the terms and conditions set forth, and to or among any of the Transferees identified (or Affiliates of Transferees identified), in the Sale Notice at any time within 180 days after expiration of the 10-day period for giving Tag-Along Notices with respect to such Transfer. Any such Co-Sale Offered Securities not Transferred by the Selling Holder during such 180-day period will again be subject to the provisions of Section 3.2 and this Section 3.3(a) upon subsequent Transfer. If one or more Other Holders give the Selling Holder a timely Tag-Along Notice, then the Selling Holder shall use all reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of such Other Holders in any contemplated Transfer, on the same terms and conditions as are applicable to the Co-Sale Offered Securities, and no Selling Holder shall transfer any of its Securities to any prospective

  Transferee if such prospective Transferee(s) declines to allow the participation of such Other Holders.

          (b)    Excluded Transfers.    The rights and restrictions contained in Section 3.3(a) shall not apply with respect to any Exempt Transfer or any Transfer of Securities in a Public Sale.

          (c)    Excluded Securities.    No Securities that have been transferred by the Selling Holder or an Other Holder in a Transfer pursuant to the provisions of Section 3.3(a) ("Excluded Securities") shall be subject again to the restrictions set forth in Section 3.3(a), nor shall any Securityholder holding Excluded Securities be entitled to exercise any rights as any Other Holder under Section 3.3(a) with respect to such Excluded Securities, and no Excluded Securities held by a Selling Holder or any Other Holder shall be counted in determining the respective participation rights of such holders in a Transfer subject to Section 3.3(a).

          (d)    Rule 144 Sales.    If any of the Investors propose to Transfer any Securities in a Rule 144 Sale, such Investors shall give written notice of such proposed Transfer to RGHI (unless RGHI is proposing to make such Transfer) and THL (unless any THL Holder is proposing to make such Transfer) at least five (5) business days prior to the Transfer.

        3.4    Securities Act Compliance.    No Securities may be Transferred by a Securityholder (other than pursuant to an effective registration statement under the Securities Act) unless such Securityholder first delivers to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act.

        3.5    Transfers in Violation of Agreement.    Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securities as the owner of such Securities for any purpose.

        3.6    Transfers and Other Actions in Connection with Public Offering.    If, in order to facilitate a Public Offering that has been approved by the Board in a manner that does not violate Section 2.2, the Board determines that it is necessary or advisable to convert the Company into a corporation, to cause the outstanding equity securities of the Company to be contributed to a corporation (including, without limitation, the contribution of such equity interests to one of the THL Corporate Holders), or to effect a transaction having a similar effect, each Securityholder will cooperate to effect the actions requested by the Board in connection with any such transaction; provided, however, that if a Securityholder is to receive any new Securities in such transaction in replacement of Securities held by the Securityholder prior to such transaction, the Board shall have determined in good faith that any such Securities to be received have a fair value at least equal to the fair value of the Securities so replaced. The Company shall use commercially reasonable efforts to structure any such transaction in a manner that minimizes any adverse tax consequences to THL, RGHI or Bennett and his Family Group, to the extent such structure does not have a negative impact on the Company, any successor through which a Public Offering is to be consummated, or the proposed Public Offering; provided, however, that RGHI (or its stockholder, to the extent the stockholder shall then be a holder of interests in the Company) shall be required to contribute, and to cause any of its subsidiaries that holds an interest in the Company to contribute, its interests in the Company to a new corporation or a THL Corporate Holder (the "IPO Vehicle") in connection with a proposed Public Offering, and the structure of such Public Offering shall not involve a contribution (an "RGHI Stock Contribution") of the outstanding capital stock of RGHI to a new corporation or a THL Corporate Holder unless (i) at the time of such contribution, (w) neither RGHI nor any of its subsidiaries has any assets other than its interest in the Company or any liabilities (contingent or otherwise), (x) neither the IPO Vehicle nor any of its subsidiaries (including the Company) would suffer any adverse tax consequence (other than the failure to obtain an additional step-up in tax basis in amortizable assets) by reason of an RGHI Stock Contribution and its continued

operation of the business of the Company that would not have been incurred had RGHI (and any subsidiary thereof) contributed its interest in the Company to the IPO Vehicle, (y) Bennett executes an agreement, in form and substance satisfactory to THL, pursuant to which, among other things, he will indemnify and hold harmless the IPO Vehicle and its subsidiaries and affiliates from and against any and all Losses (as defined herein) that may arise by reason of any asset of RGHI or its subsidiaries (other than their respective interests in the Company), any liability of RGHI or its subsidiaries, or any adverse tax consequence described in clause (x) above, and (z) the managing underwriter shall have determined that an RGHI Stock Contribution would not adversely affect the proposed Public Offering, and (ii) prior to such contribution, THL shall have had a full opportunity to conduct due diligence with respect to RGHI and its subsidiaries to confirm all of the foregoing.

ARTICLE IV
TAKE-ALONG RIGHTS ON APPROVED SALE

        4.1    Take-Along Right.

          (a)    Sale of the Company.    If, after the third anniversary of the Closing Date, THL elects to consummate, or to cause the Company to consummate, a transaction constituting a Sale of the Company, THL shall notify the Company and the other Securityholders in writing of that election, all other Securityholders will agree to participate in, consent to and raise no objections to the proposed transaction, and the Securityholders and the Company will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by THL. In connection therewith, each other Securityholder shall be required to make the same representations, warranties, covenants, indemnities and agreements as THL agrees to make in connection with the Sale of the Company (except in the case of representations and warranties pertaining specifically to, or covenants made specifically by, THL, the other Securityholders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his or its ratable share (which shall be proportionate based on the value of Securities sold) of all liabilities to the Transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Securityholder), indemnities or other agreements made in connection with the Sale of the Company; provided, that no Executive Investor or Employee shall be required to indemnify any indemnitee for any amount, in the aggregate, in excess of the proceeds that such Executive Investor or Employee receives in connection with any such transaction. Each Securityholder will bear its, his or her pro-rata share (based on the relative amount of Securities sold) of all reasonable and customary costs of the sale of Securities pursuant to this Section 4.1(a) to the extent such costs are not otherwise paid by the acquirer. Without limiting the foregoing, (i) if the proposed Sale of the Company is structured as a sale of assets or a merger or consolidation, or otherwise requires equityholder approval, the Securityholders and the Company will vote or cause to be voted all Securities that they hold or with respect to which such Securityholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any appraisal rights which they may have in connection therewith and (ii) if the proposed Sale of the Company is structured as or involves a sale or redemption of Securities, the Securityholders will agree to sell their pro-rata share of the Securities being sold in such Sale of the Company on the terms and conditions approved by THL, and the Securityholders will execute any merger, asset purchase, security purchase, recapitalization or other sale agreement approved by THL in connection with such Sale of the Company.

          (b)    Conditions.    The obligations of the Securityholders with respect to the Sale of the Company are subject to the satisfaction of the following conditions: upon the consummation of the Sale of the Company, all of the holders of a particular class or series of Securities shall receive the same form and amount of consideration per share, unit or amount of Securities, or if any holders of a particular class or series of Securities are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option.

          (c)    Costs and Expenses.    Each Securityholder will bear its, his or her pro-rata share (based upon the relative amount of Securities sold) of the reasonable and customary costs of any sale of Securities pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by or on behalf of a Securityholder for its, his or her sole benefit will not be considered costs of the transaction hereunder. In the event that any transaction that THL elects to consummate or cause to be consummated pursuant to this Section 4.1 is not consummated for any reason (other than a breach by THL), the Company will reimburse THL for all actual and reasonable expenses paid or incurred by THL in connection therewith; provided, however, that the Company shall not be required to reimburse THL for the expenses of more than one legal or financial adviser, as the case may be.

          (d)    Further Assurances.    In the event of a sale or exchange by the Securityholders of all or substantially all of the Securities held by the Securityholders (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), each Securityholder shall receive in exchange for the Securities held by such Securityholder the same portion of the aggregate consideration from such sale or exchange that such Securityholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the LLC Agreement as in effect immediately prior to such sale or exchange. Each Securityholder shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.

ARTICLE V
CALL RIGHTS

        5.1    Call by the Company of Executive Investor Securities.

          (a)   Upon the termination of the employment of any Executive Investor with the Company or any of its Subsidiaries (a "Call Event") for any reason, the Company or its designee shall have the right to purchase (the "Call Option"), by delivery of a written notice (the "Call Notice") to such Executive Investor no later than ninety (90) days after the date of such Call Event, and such Executive Investor and such Executive Investor's permitted Transferees (collectively, the "Call Group") shall be required to sell all (but not less than all) of the Class A Common Units then held by the Call Group (the "Call Securities") at a price per Class A Common Unit equal to the Call Price (as hereinafter defined) of such Call Securities determined as of the date of the repurchase pursuant to the Call Notice.

          (b)   For purposes of this Section 5.1, the term "Call Price" shall mean the fair market value of the Securities as determined in good faith by the Board.

          (c)   The closing of any purchase of Call Securities by the Company pursuant to this Section 5.1 shall take place at the principal office of the Company no later than 90 days after the exercise of the Call Option. At such closing, the Company shall deliver to the Call Group consideration in an amount equal to the aggregate Call Price payable with respect to such Call Securities against delivery of original certificates and stock powers duly endorsed in favor of the Company representing the Call Securities. The Company shall pay the Call Price by paying the Call Group in cash; provided, however, that in the event that any such cash payment could, in the reasonable judgment of the Board, cause the Company or any Subsidiary to be (i) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (ii) in default under or otherwise in violation of the terms of any material loan or credit agreement to which the Company or any of its Subsidiaries is a party ("Default"), the Company shall pay such cash portion of the Call Price by issuing a subordinated promissory note in the principal amount equal to the cash portion of the purchase price (the "Company Note") or senior preferred units of the Company with a liquidation preference equal to the balance of the purchase price. The Company Note or senior preferred units shall accrue interest or yield, as the case may be, annually at the "prime rate" published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity or upon payment of distributions by the Company. The value of each senior preferred unit shall as of its issuance be deemed to equal (i) the portion of the cash payment paid by the issuance of such preferred units divided by (ii) the number of senior preferred units so issued. Any senior preferred units or the Company Note shall be redeemed or payable when and to the extent the Default which prompted their issuance no longer exists.

ARTICLE VI
REGISTRATION RIGHTS

        6.1    Demand Registrations.

          (a)    Requests for Registration.    Subject to the provisions of this Article VI, the holders of a majority of THL Securities that constitute Registrable Securities shall have the right from and following the earlier of (i) the third anniversary of the Closing Date or (ii) 180 days following the consummation of the first Public Offering (the "THL Demand Right") to request registration under the Securities Act of all or any portion of the Registrable Securities held by the THL Holders and the THL Limited Partners (the "Requesting THL Holders") by delivering a written notice to the principal business office of the Company, which notice identifies the Requesting Holders and specifies the number of Registrable Securities to be included in such registration (the "Registration Request"). Subject to the provisions of this Article VI, from and following the initial exercise by the Requesting THL Holders of a THL Demand Right, RGHI shall have the right (the "RGHI Demand Right") to request registration under the Securities Act of all or any portion of the Registrable Securities held by RGHI by delivering a Registration Request to the principal business office of the Company. Subject to the restrictions set forth in Section 6.1(d), the Company will give prompt written notice of any Registration Request (the "Registration Notice") to all other holders of Registrable Securities and will thereupon use its commercially reasonable efforts to effect the registration (a "Demand Registration") under the Securities Act on any form available to the Company of:

            (i)    the Registrable Securities requested to be registered by the Requesting THL Holders or RGHI, as applicable; and

            (ii)   all other Registrable Securities of the same type and class which the Company has received a written request to register within 30 days after the Registration Notice is given and any securities of the Company proposed to be included in such registration by the Company for its own account.

          (b)    Preservation of Demand Registration.    A registration undertaken by the Company at the request of the Requesting THL Holders or RGHI, as applicable, will not count as a Demand Registration:

            (i)    if, pursuant to the THL Demand Right or the RGHI Demand Right, as applicable, the Requesting THL Holders or RGHI, as applicable, fail to register and sell at least 75% of the Registrable Securities requested to be included in such registration by them, unless such failure results from any act of, or failure to act by, any of the Requesting THL Holders or

    RGHI, as applicable (provided that if the Requesting THL Holders or RGHI, as applicable, withdraw their Registration Request prior to the time the registration statement therefor is declared effective); or

            (ii)   if the Requesting THL Holders or RGHI, as applicable, withdraw a Registration Request upon the determination of the Board to postpone the filing or effectiveness of a Registration Statement pursuant to Section 6.1(d).

          (c)    Priority on Demand Registration.    If the sole or managing underwriter of a Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, the Company will include in such registration the Registrable Securities and other securities of the Company in the following priority:

            (i)    first, the greatest number of Registrable Securities proposed to be registered by the holders thereof, ratably among the holders of Registrable Securities based on the respective amounts of Registrable Securities requested to be registered by each such holder;

            (ii)   second, after all Registrable Securities that the holders thereof propose to register have been included, securities proposed to be registered by the Company for its own account, which in the opinion of such underwriters can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof; and

            (iii)  third, after all of the securities described in clause (ii) above have been included, any other securities the Company wishes to include in such registration.

          (d)    Restrictions on Demand Registrations.    Except as otherwise provided in this Section 6.1(d), the Company shall be obligated to effect six Demand Registrations pursuant to a THL Demand Right and two Demand Registrations pursuant to a RGHI Demand Right. Any Demand Registration requested must be for a firmly underwritten public offering of Registrable Securities with an expected value of at least $25 million to be managed by an underwriter or underwriters of recognized national standing selected by the Requesting THL Holders or RGHI, as applicable, and reasonably acceptable to the Company. If, after a request is made, the Company has determined in good faith that the filing of a registration request would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential relating to a pending transaction, the Company shall not be obligated to effect the registration until the earlier of (A) the date upon which such material information is disclosed to the public or is no longer material or (B) 120 days after the Company first makes such good faith determination. If the Company shall furnish to the Requesting THL Holders or RGHI, as applicable, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its Securityholders for such Demand Registration to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred eighty (180) days after receipt of the Registration Request by the Requesting THL Holders or RGHI, as applicable; provided, however, that the Company may not utilize this right more than once with respect to a THL Demand Right or RGHI Demand Right, as applicable.

          (e)    Stock Splits.    In connection with any Demand Registration pursuant to this Section 6.1, each party to this Agreement will vote, or cause to be voted, all securities of the Company over which it has the power to vote or direct the voting to effect any stock split which, in the opinion of the sole or managing underwriter, is necessary to facilitate the effectiveness of such Demand Registration.

        6.2    Incidental Registration.

          (a)    Requests for Incidental Registration.    At any time the Company proposes to register any shares of Common Stock under the Securities Act (other than registrations on such form(s) solely for registration of Common Stock in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including, without limitation, registrations pursuant to Section 6.1(a), whether or not for sale for its own account, the Company will give written notice to each holder of Registrable Securities at least 30 days prior to the initial filing of such Registration Statement with the SEC of its intent to file such registration statement and of such holder's rights under this Section 6.2. Upon the written request of any holder of Registrable Securities made within 20 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company will use its commercially reasonable efforts to effect the registration (an "Incidental Registration") under the Securities Act of all Registrable Securities which the Company, as the case may be, has been so requested to register by the holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration (each an "Incidental Registration Statement"), the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (a) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 6.2 in connection with such registration (but not from its obligation to pay the expenses incurred in connection therewith) and (b) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 6.2 during the period that the registration of such other securities is delayed.

          (b)    Priority on Incidental Registration.    If the sole or managing underwriter of a registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, the Company will include in such registration the Registrable Securities and other securities of the Company in the following order of priority:

            (i)    first, the greatest number of securities of the Company proposed to be included in such registration by the Company for its own account that have priority over the incidental registration rights granted to holders of Registrable Securities under this Agreement, which in the opinion of such underwriters can be so sold; and

            (ii)   second, after all securities that the Company proposes to register for its own account that have priority over the incidental registration rights under this Agreement have been included, the greatest amount of Registrable Securities requested to be registered by the holders thereof which in the opinion of such underwriters can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, ratably among the holders of Registrable Securities based on the respective amounts of Registrable Securities requested to be registered by each such holder.

          (c)   Upon delivering a request under this Section 6.2, a Securityholder (excluding THL Holders and THL Limited Partners and RGHI and its Affiliates) will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Company and one of the THL Managers with respect to such Securityholder's Securities to be registered pursuant to this Section 6.2 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Securityholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein (who shall be reasonably satisfactory to one of the THL Managers) a certificate or certificates representing such Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Securityholder's behalf with respect to the matters specified therein. Such Securityholder also agrees to execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 6.2.

        6.3    Holdback Agreements.

          (a)   Each holder of Registrable Securities agrees that if requested in connection with an underwritten offering made pursuant to a Registration Statement for which such Securityholder has registration rights pursuant to this Article VI by the managing underwriter or underwriters of such underwritten offering, such holder will not effect any Public Sale or distribution of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such underwritten offering), during the period beginning 10 days prior to, and ending 180 days after, the closing date of each underwritten offering made pursuant to such Registration Statement (or for such shorter period as to which the managing underwriter or underwriters may agree, provided that such shorter period applies equally to all holders of Registrable Securities).

          (b)   The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 7 days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration (or for such shorter period as to which the managing underwriter or underwriters may agree), except as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination and (ii) to use all reasonable efforts to cause each holder of at least 1% (on a fully-diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, which are or may be purchased from the Company at any time after the date of this Agreement (other than in a registered offering) to agree not to effect any sale or distribution of any such securities during such period (except as part of such underwritten offering, if otherwise permitted).

        6.4    Registration Procedures.    In connection with the registration of any Registrable Securities, the Company shall effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

          (a)   Prepare and file with the SEC a Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause each such Registration Statement to become effective;

          (b)   Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (i) 90 days from the effective date and (ii) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented.

          (c)   Notify the selling holders of Registrable Securities promptly (but in any event within 2 business days), and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, (iii) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities the Company becomes aware that the representations and warranties of the Company contained in any agreement (including, without limitation, any underwriting agreement) contemplated by Section 6.4(h) below cease to be true and correct in all material respects, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, (v) if the Company becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d)   Use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

          (e)   Deliver to each selling holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and the Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto.

          (f)    Prior to any public offering of Registrable Securities, to use its commercially reasonable efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the underwriters, if any, the sales agents and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions within the United States as any selling holder or the managing underwriters reasonably request in writing; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

          (g)   Upon the occurrence of any event contemplated by Section 6.4(c)(v) above, as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h)   Enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (i) make such representations and warranties to the underwriters, with respect to the business of the Company and its subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested, (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters, (iii) obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 6.6 hereof (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the managing underwriters or agents) with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder.

          (i)    Comply with all applicable rules and regulations of the SEC and make generally available to its Securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effectiveness of a Registration Statement, which statements shall cover said 12-month periods.

          (j)    (i) Use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which

  Common Stock is then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) if no Common Stock is then so listed, use its commercially reasonable efforts to, either (as the Company may elect) (x) cause all such Registrable Securities to be listed on a national securities exchange or (y) secure designation of all such Registrable Securities as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 or, failing that, to secure NASDAQ authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the National Association of Securities Dealers, Inc. ("NASD").

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing; provided that such information shall be used only in connection with such registration. The Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information promptly after receiving such request. Each holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.4(c)(ii), 6.4(c)(iv) or 6.4(c)(v), such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by this Section 6.4, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

        6.5    Registration Expenses.    Subject to Section 6.1(b)(i), all fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with the NASD in connection with an underwritten offering and (B) fees and expenses of compliance with state securities or "blue sky" laws), (ii) reasonable messenger, telephone and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) fees and disbursements of all independent certified public accountants referred to in Section 6.4(h), (v) underwriters' fees and expenses (excluding discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities), (vi) Securities Act liability insurance, if the Company so desires such insurance, (vii) internal expenses of the Company, (viii) the expense of any annual audit, (ix) the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange and (x) the fees and expenses of any Person, including without limitation special experts, retained by the Company. In connection with any Demand Registration or Incidental Registration hereunder, the Company shall reimburse the holders of the Registrable Securities being registered in such registration for the reasonable fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by the Requesting Holders, and other reasonable out-of-pocket expenses of the holders of Registrable Securities incurred in connection with the registration of the Registrable Securities.

        6.6    Indemnification; Contribution.

          (a)    Indemnification by the Company.    The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, the officers, managers, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, managers, agents and employees of each such controlling person and any financial or investment adviser (each, an "Indemnified Party"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened) reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys' fees) and reasonable expenses (including, without limitation, reasonable expenses of investigation) (collectively, "Losses"), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to the Company by such Indemnified Party or the related holder of Registrable Securities expressly for use therein or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, however, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriters within the meaning of the Securities Act to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Losses arise, (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, and (iii) the Company has complied with its obligations under Section 6.4(c). Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party.

          (b)    Indemnification by Holders.    In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder, or an authorized officer of such holder, shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement or prospectus and agrees, severally and not jointly, to indemnify, to the full extent permitted by law, the Company, its managers, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the managers, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or form of prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information so furnished in writing by such holder to the Company expressly for use in such Registration Statement or prospectus and that such statement or omission was relied upon by the Company in preparation of such Registration Statement, prospectus or form of prospectus; provided, however, that such holder of Registrable Securities shall not be liable in any such case to the extent that the holder has furnished in writing to the Company within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to the Company, and the Company failed to include such information therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party.

          (c)    Conduct of Indemnification Proceedings.    Any Indemnified Party entitled to indemnification herein shall give prompt notice to the party or parties from which such indemnity is sought (the "Indemnifying Parties") of the commencement of any action, suit, proceeding or investigation or written threat thereof (a "Proceeding") with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced by such failure. The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties' expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party or Parties (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Parties agree to pay such fees and expenses; (ii) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or Parties; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or Parties and the Indemnifying Parties or an Affiliate of the Indemnifying Parties or such Indemnified Parties, and there may be one or more defenses available to such Indemnified Party or Parties that are different from or additional to those available to the Indemnifying Parties, in which case, if such Indemnified Party or Parties notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party or Parties. Whether or not such defense is assumed by the Indemnifying Parties, such Indemnifying Parties or Indemnified Party or Parties will not be subject to any liability for any settlement made without its or their consent (but such consent will not be unreasonably withheld). The Indemnifying Parties shall not consent to entry of any judgment or enter into any settlement which (i) provides for other than monetary damages without the consent of the Indemnified Party or Parties (which consent shall not be unreasonably withheld or delayed) or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Parties of a release, in form and substance satisfactory to the Indemnified Party or Parties, from all liability in respect of such Proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

          (d)    Contribution.    If the indemnification provided for in this Section 6.6 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 6.6 would otherwise apply by its terms, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall have a joint and several obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including, without limitation, any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 6.6(a) or 6.6(b) was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.6(d) were determined by pro-rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6.6(d). Notwithstanding the provisions of this Section 6.6(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reasons of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        6.7    Rule 144.    At all times after the Company or any successor entity effects its first Public Offering, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

        6.8    Underwritten Registrations.    No holder of Registrable Securities may participate in any underwritten registration hereunder unless such holder (a) agrees to sell such holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

        6.9    No Inconsistent Agreements.    The Company has not and will not, enter into any agreement with respect to the Company's securities that is inconsistent with the rights granted to the holders of Registrable Securities in this Article VI or otherwise conflicts with the provisions hereof.

ARTICLE VII
INFORMATION RIGHTS

        7.1    Information Rights.    Prior to the consummation of the first Public Offering by the Company or any successor entity, the Company shall provide to holders of more than five percent (5%) of the outstanding Class A Common Units:

          (a)    Audited Annual Statements.    Within sixty (60) days after the end of each fiscal year, an audited balance sheet of the Company as of the end of such fiscal ear, and an audited statement of income and statement of cash flows of the Company for such year, in each case prepared in accordance with GAAP and setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail.

          (b)    Quarterly Statements.    Within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year, unaudited balance sheets of the Company as of the end of such fiscal quarter, unaudited statements of income, and unaudited statements of cash flows for such fiscal quarter and for the current fiscal year to date. Such financial statements shall be prepared in accordance with GAAP consistently applied (other than omission of accompanying notes) and compared with both the actual results from the corresponding quarter of the previous fiscal year and the budget for the current fiscal year, all in reasonable detail.

          (c)    Monthly Statements.    Within thirty (30) days after the end of each month of each fiscal year, the Company's monthly reporting package, including the unaudited balance sheets of the Company as of the end of such month, unaudited statements of income, and unaudited statements of cash flows for such month and for the current fiscal year to date. Such financial statements shall be prepared in accordance with GAAP consistently applied (other than omission of accompanying notes) and compared with both the actual results from the corresponding month of the previous fiscal year and the budget (including any reforecasts) for the current fiscal year, all in reasonable detail.

          (d)    Annual Budget.    Thirty (30) days prior to the beginning of each fiscal year, a copy of an annual budget with line items compared to the previous year's budget and an annual strategic plan for such fiscal year.

ARTICLE VIII
PRE-EMPTIVE RIGHTS

        8.1    Issuance of New Securities.

          (a)    Purchase Rights.    If at any time after the date of this Agreement the Company proposes to issue or sell any Units, Common Stock, Common Stock Equivalents or Preferred Stock of the Company (collectively, "New Securities") to any Person, the Company shall first offer to sell to the Investors a portion of each type of such New Securities equal to the quotient determined by dividing (x) the number of Class A Common Units which are held or beneficially owned by such Investor, by (y) the total number of Class A Common Units outstanding immediately prior to such issuance or sale. The Investors shall be entitled to purchase all or any portion of their respective portions (as determined in the immediately preceding sentence) of such New Securities at the most favorable price and on the most favorable terms as such New Securities are to be offered to any Person.

          (b)    Offer Period.    In order to exercise its purchase rights hereunder, each Investor must, within 30 days after receipt of written notice from the Company describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and the percentage of the New Securities available to such holder pursuant to Section 8.1(a), deliver a written notice to the Company describing its election to exercise its purchase rights hereunder.

          (c)    Expiration of Offer Period.    Upon the expiration of the offering periods described above, the Company shall be entitled to sell such New Securities which the Investors have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investors. Any New Securities to be sold by the Company to any Person after such 180-day period must be reoffered to the Investors pursuant to the terms of this Section 8.1.

          (d)    Exceptions to Purchase Rights.    The provisions of this Section 8.1 will not apply to the following issuances of New Securities:

            (i)    any New Securities issued upon the conversion or exercise of any Common Stock Equivalents not issued in violation of this Section 8.1;

            (ii)   any issuance of New Securities incident to the exercise, conversion or exchange of any securities of the Company that were not issued in violation of this Section 8.1, a subdivision of shares (including, without limitation, any stock dividend or stock split), any combination of shares (including, without limitation, any reverse stock split) or any recapitalization, reorganization or reclassification of the Company;

            (iii)  any New Securities issued to a seller(s) in connection with business acquisitions or similar transactions;

            (iv)  Class B Common Units or other incentive equity issued to employees or consultants of the Company; or

            (v)   any securities issued in a Public Offering.

          (e)    Distressed Purchase.    Nothing in this Section 8.1 shall be deemed to prevent THL, or any Affiliate of THL, any THL Limited Partner or RGHI from purchasing for cash any New Securities without first complying with the provisions of this Section 8.1; provided, that in connection with such purchase, (a) the Company's Board has determined in good faith (1) that the Company needs an immediate cash investment, (2) that no alternative financing on terms no less favorable to the Company in the aggregate than such purchase is available which is of a type that could be obtained without having to comply with this Section 8.1 and (3) that the delay caused by compliance with the provisions of this Section 8.1 in connection with such investment would be reasonably likely to cause severe and immediate harm to the Company, (b) the Company gives prompt notice to the other Securityholders of such investment, which notice shall describe in reasonable detail the New Securities being purchased by the Person making such purchase (for purposes of this Section 8.1, the "Purchasing Holder") and the purchase price thereof and (c) the Purchasing Holder and the Company take all steps necessary to enable the other Securityholders to effectively exercise their respective rights under this Section 8.1 with respect to their purchase of a pro-rata share of the New Securities issued to the Purchasing Holder after such purchase by the Purchasing Holder on the terms specified in Section 8.1(a).

ARTICLE IX
AMENDMENT AND TERMINATION

        9.1    Amendment and Waiver.    Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by each of the Company, the THL Holders holding a majority of the Class A Common Units held by all THL Holders, and RGHI. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        9.2    Termination of Certain Provisions.    The provisions of Articles II, III, IV, VII and VIII shall terminate upon the consummation of the Company's or any successor entity's first Public Offering; provided, however, that Section 3.3 shall survive until the third anniversary of the consummation of the Company's or any successor entity's first Public Offering.

        9.3    Termination of Agreement.    This Agreement will terminate in respect of all Securityholders (a) with the written consent of the Company, the THL Holders holding a majority of the Class A Common Units held by all THL Holders, and RGHI, (b) upon the dissolution, liquidation or winding-up of the Company or (c) upon the consummation of a Sale of the Company. The termination of this Agreement will not affect any indemnification or contribution obligations under Section 6.6, which shall survive such termination.

        9.4    Termination as to a Party.    Any Person who ceases to hold any Securities shall cease to be a Securityholder and shall have no further rights or obligations under this Agreement (except with respect to any indemnification and contribution rights or obligations under Section 6.6, which shall survive).

ARTICLE X
MISCELLANEOUS

        10.1    Certain Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

          "Acceptance Period" has the meaning given such term in Section 3.2(a)(i).

          "Affiliate" of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person's Family Group.

          "Agreement" has the meaning given to such term in the preamble.

          "Bennett" has the meaning given such term in the preamble.

          "Bennett Employment Agreement" means the Executive Employment and Noncompetition Agreement dated as of June 8, 2004, between the Company and Bennett.

          "Board" means the Board of Managers of the Company.

          "Call Event" has the meaning given to such term in Section 5.1(a).

          "Call Group" has the meaning given to such term in Section 5.1(a).

          "Call Notice" has the meaning given to such term in Section 5.1(a).

          "Call Option" has the meaning given to such term in Section 5.1(a).

          "Call Price" has the meaning given to such term in Section 5.1(b).

          "Call Securities" has the meaning given to such term in Section 5.1(a).

          "CEO Manager" has the meaning given such term in Section 2.1(a)(i).

          "Class A Common Units" means the Class A Common Units of the Company, and any units, shares or other equity interests of the Company or a successor entity received in respect of such Class A Common Units.

          "Class B Common Units" means the Class B Common Units of the Company, and any units, shares or other equity interests of the Company or a successor entity received in respect of such Class B Common Units.

          "Closing" or "Closing Date" has the meaning given to such term in the Purchase Agreement.

          "Co-Sale Offered Securities" has the meaning given such term in Section 3.3(a).

          "Common Stock" means, collectively, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the common stock of the Company and any other class or series of authorized capital stock of the Company which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the successor to the Company.

          "Common Stock Equivalents" means (without duplication with any Units, Common Stock or other Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Units, Common Stock or securities exercisable for or convertible or exchangeable into Units or Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

          "Company" has the meaning given to such term in the preamble.

          "Company Note" has the meaning given to such term in Section 5.1(c).

          "Control" (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting securities, by contract or otherwise.

          "Custody Agreement and Power of Attorney" has the meaning given to such term in Section 6.2(c).

          "Default" has the meaning given to such term in Section 5.1(c).

          "Demand Registration" has the meaning given to such term in Section 6.1(a).

          "EBITDA" as to any fiscal year of the Company and the Subsidiaries, shall mean the consolidated earnings of the Company and the Subsidiaries before interest, taxes, depreciation and amortization for such fiscal year, as derived from the audited financial statements of the Company and the Subsidiaries (or if the Company and the Subsidiaries do not have audited financial statements, the internally prepared financial statements of the Company and the Subsidiaries, as reviewed by the accountant of the Company and the Subsidiaries) which were prepared in a manner for all periods consistent with GAAP. If for any reason the Company and the Subsidiaries do not report on a consolidated basis, EBITDA shall be calculated from the combined earnings of each of the Company and all the Subsidiaries as if they did so report on a consolidated basis.

          "Eligible Holders" has the meaning given to such term in Section 3.2(a)(i).

          "Employee(s)" has the meaning given to such term in the preamble.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Excluded Securities" has the meaning set forth in Section 3.3(c).

          "Executive Investor(s)" has the meaning given to such term in the preamble.

          "Exempt Transfer" means a Transfer of Securities (a) to one or more Eligible Holders pursuant to the exercise of a right of first offer pursuant to Section 3.2(a), (b) pursuant to an exercise of tag-along rights as an Other Holder under Section 3.3, (c) pursuant to a Sale of the Company under Section 4.1, (d) upon the death of the holder pursuant to the applicable laws of descent and distribution, (e) solely to or among such Person's Family Group (so long as the individual effecting such Transfer maintains control over the voting and disposition of such Securities), (f) incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including, without limitation, any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company, (g) to or among the partners or members of THL and the partners (including, without limitation, any Limited Partner or Affiliate of any Limited Partner), securityholders and employees of such partners, (h) by New York State Retirement Co-Investment Fund L.P. to New York State Common Retirement Fund (provided that THL maintains voting control over such Securities) or (i) to an Affiliate of the holder effecting such Transfer (provided, that the Affiliate to which such Transfer is made at all times thereafter during the term of this Agreement remains an Affiliate of the holder effecting such Transfer).

          "Exempt Individual Transfer" means a Transfer of Securities held by a natural person (a) upon the death of the holder pursuant to the applicable laws of descent and distribution, (b) solely to or among such natural person's Family Group (so long as the individual effecting such Transfer maintains control over the voting and disposition of such Securities), or (c) to the Company incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including, without limitation, any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company.

          "Family Group" means, with respect to any individual, such individual's spouse, parents, siblings and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual's spouse and/or such individual's parents, siblings and descendants.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Incidental Registration" has the meaning given such term in Section 6.2(a).

          "Incidental Registration Statement" has the meaning given such term in Section 6.2(a).

          "Indemnified Party" has the meaning given such term in Section 6.6(a).

          "Indemnifying Party" shall have the meaning given such term in Section 6.6(c).

          "Independent Manager" has the meaning given such term in Section 2.1(a)(iii).

          "Investor Response" has the meaning given such term in Section 3.2(a)(i).

          "Investor Terms" has the meaning given such term in Section 3.2(a)(i).

          "Investors" has the meaning given to such term in the preamble.

          "Limited Partner" means a direct or indirect limited partner of THL.

          "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement dated as of the date hereof among the Company, THL, and the other parties thereto.

          "Losses" has the meaning given such term in Section 6.6(a).

          "Management Agreement" means the Management Agreement dated as of the date hereof by and among the Company and THL Managers V, LLC.

          "NASD" has the meaning given such term in Section 6.4(j).

          "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

          "New Securities" has the meaning given such term in Section 8.1(a).

          "Offer" has the meaning given such term in Section 3.2(a)(i).

          "Offered Securities" has the meaning given such term in Section 3.2(a)(i).

          "Offeror" has the meaning given such term in Section 3.2(a).

          "Old Refco" means Refco Group, Ltd., LLC, an entity of which the Company is the sole member.

          "Other Holder" has the meaning given such term in Section 3.3(a).

          "Person" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

          "Preferred Stock" means collectively, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the classes or series of authorized capital stock of the Company that is limited to a fixed sum or percentage of par value or stated value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the successor to the Company.

          "Proceeding" has the meaning given such term in Section 6.6(c).

          "Pro Rata Amount" or "Pro Rata" means, with respect to any Investor, the quotient obtained by dividing (i) the number of Class A Common Units held by such Investor by (ii) the aggregate number of Class A Common Units held by all Investors.

          "Public Offering" means a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

          "Public Sale" means a sale of Securities pursuant to a Public Offering or a Rule 144 Sale or its equivalent.

          "Purchase Agreement" means the Equity Purchase and Merger Agreement dated as of June 8, 2004 by and among the Company, Old Refco, RGHI, THL Refco Acquisition Partners and certain other parties thereto, as the same has been amended by the First Amendment to Equity Purchase and Merger Agreement dated as of July 9, 2004.

          "Purchasing Holder" has the meaning given such term in Section 8.1(e).

          "Putnam Limited Partners" means Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I, LLC and Putnam Investments Employees' Securities Company II, LLC, and any Affiliate of any such Person to whom any Securities held by any such Person are Transferred.

          "Registrable Securities" means any Securities held by a Securityholder that are of the same type and class as the THL Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (i) Transferred in a Public Sale, (ii) unless THL otherwise elects, have been distributed to Limited Partners or (iii) otherwise Transferred and new certificates not bearing the legend set forth in Section 10.2(b) hereof shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or such state securities or blue sky laws then in force. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a Transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been affected.

          "Registration Expenses" means all amounts payable by the Company pursuant to Section 6.5.

          "Registration Notice" has the meaning given such term in Section 6.1(a).

          "Registration Request" has the meaning given such term in Section 6.1(a).

          "Registration Statement" means any registration statement of the Company under which any of the Registrable Securities are included therein pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

          "Requesting THL Holder(s)" has the meaning given such term in Section 6.1(a).

          "RGHI" has the meaning given such term in the preamble.

          "RGHI Demand Right" has the meaning given such term in Section 6.1(a).

          "RGHI Managers" has the meaning given such term in Section 2.1(a)(i).

          "Rule 144" means Rule 144 adopted under the Securities Act (or any successor rule or regulation).

          "Rule 144 Sale" means a sale of Securities to the public through a broker, dealer or market-maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a Public Offering) adopted under the Securities Act (or any successor rule or regulation).

          "Sale of the Company" means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons on an arm's-length basis other than an Affiliate of THL, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting power of the Company or (b) acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (ii) contributing assets or equity to entities controlled by the Company (or owned by the Securityholders in substantially the same proportions as their ownership of the Company).

          "Sale Notice" has the meaning given such term in Section 3.3(a).

          "SEC" means the Securities and Exchange Commission.

          "Securities" means all Class A Common Units and Class B Common Units that are subject to this Agreement.

          "Securityholder(s)" has the meaning given such term in the preamble.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Selling Holder" has the meaning given such term in Section 3.3(a).

          "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

          "Tag-Along Notice" has the meaning given such term in Section 3.3(a).

          "THL" has the meaning given such term in the preamble.

          "THL Corporate Holder" means a corporation directly or indirectly controlled by Thomas H. Lee Partners, L.P. that holds an indirect interest in the Company through a THL Holder.

          "THL Demand Right" has the meaning given such term in Section 6.1(a).

          "THL Managers" has the meaning given such term in Section 2.1(a)(ii).

          "THL Holder" has the meaning given such term in the preamble.

          "THL Securities" means (a) THL Units, (b) Units, Common Stock, Common Stock Equivalents or Preferred Stock hereafter acquired by THL and (c) any securities of the Company issued with respect to the securities referred to in clauses (a) or (b) above by way of a payment-in-kind, stock dividend or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization.

          "THL Units" means the Class A Common Units issued to THL on the Closing Date.

          "Threshold Event" means (a) for the fiscal year ending February 28, 2005, the failure of the Company to achieve at least 85% of $287.0 million in EBITDA, (b) for the fiscal year ending February 28, 2006, the failure of the Company to achieve at least 85% of $627.1 million in EBITDA in the aggregate for the fiscal years ended February 28, 2005 and 2006, (c) for the fiscal year ending February 28, 2007, the failure of the Company to achieve at least 85% of $1,024.9 million in EBITDA in the aggregate for the fiscal years ended February 28, 2005, 2006 and 2007, (d) for the fiscal years ending February 28, 2008 and 2009, the failure of the Company to achieve at least 80% of $455.9 million and $524.0 million in EBITDA, respectively and (e) for any fiscal years ending after February 28, 2009, the failure of the Company to achieve at least 80% of the EBITDA target for that year as determined in good faith by the Board, or (f) the default by the Company under any documents governing any of the Company's funded indebtedness, after the expiration of notice or cure periods, if any; provided that if any such document provides for the cure or the avoidance of any default through the provision of an equity contribution or other investment in the Company or any of its Subsidiaries which will constitute EBITDA or similar financial measurement, any such amount contributed to or invested in the Company or any of its Subsidiaries shall not be taken into account in determining whether a default exists. The threshold targets set forth above shall be adjusted by the Board, in its good faith discretion, for acquisitions and dispositions made by the Company (whether by purchase or sale of assets, merger or otherwise) and such adjustments shall take into account the pro forma annual EBITDA of any acquired business. In determining whether any threshold target has been achieved by the Company for any given fiscal year, all fees paid during the applicable time period pursuant to Section 2 of the Management Agreement, dated as of the date hereof, among the Company, Old Refco and THL shall be excluded from such calculation as if such fees were not required to be paid.

          "Transfer" means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

          "Transferee" means any Person to whom a Securityholder shall Transfer Units.

          "Units" means the Company's Class A Units or Class B Units.

        10.2    Legends.

          (a)    Securityholders Agreement.    Each certificate or instrument evidencing Securities and each certificate or instrument issued in exchange for or upon the Transfer of any such Securities (if such securities remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend (as appropriately completed under the circumstances) in substantially the following form:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE SECURITIES UNDER A CERTAIN SECURITYHOLDERS AGREEMENT DATED

      AS OF AUGUST 5, 2004 AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S SECURITYHOLDERS AND, AS SUCH, ARE SUBJECT TO CERTAIN VOTING PROVISIONS, PURCHASE RIGHTS AND RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITYHOLDERS AGREEMENT. A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

          (b)    Restricted Securities.    Each instrument or certificate evidencing Securities and each instrument or certificate issued in exchange or upon the Transfer of any Securities shall be stamped or otherwise imprinted with a legend substantially in the following form:

      "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT)."

          (c)    Removal of Legends.    Whenever in the opinion of the Company and counsel reasonably satisfactory to the Company (which opinion shall be delivered to the Company in writing) the restrictions described in any legend set forth above cease to be applicable to any Securities, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new instrument or certificate not bearing a legend stating such restriction.

        10.3    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        10.4    Entire Agreement.    Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        10.5    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securities and the respective successors and assigns of each of them, so long as they hold Securities.

        10.6    Counterparts.    This Agreement may be executed in separate counterparts (including by means of telecopied signature pages) each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        10.7    Remedies.    The Company and the Securityholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Securityholder may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

        10.8    Notices.    Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party; provided that any notice to be given to THL shall be deemed delivered if such notice is delivered to Thomas H. Lee Partners, L.P. at the address indicated below (with a copy to Weil, Gotshal & Manges LLP at the address indicated below). Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) delivered personally, 5 days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

    New Refco Group Ltd., LLC
    One World Financial Center
    200 Liberty Street
    New York City, NY 10281
    Attention:    Chief Executive Officer
    Facsimile:     (212) 693-7686

    with copies to:

    Thomas H. Lee Partners, L.P.
    100 Federal Street
    Boston, MA 02110
    Attention:    Scott A. Schoen
                          Scott Jaeckel
                          George Taylor
    Facsimile:     (617) 227-3514

    and

    Weil, Gotshal & Manges LLP
    100 Federal Street
    Boston, MA 02110
    Attention:    James Westra, Esq.
    Facsimile:     (617) 772-8333

        10.9    Governing Law.    The Delaware Limited Liability Company Act (and, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the relevant state corporation law) shall govern all questions arising under this Agreement concerning the relative rights of the Company and its equityholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

        10.10    Bennett Ownership of RGHI.    Effective as of the Closing Date, Bennett is the sole owner of RGHI. Bennett hereby covenants and agrees that, during the term of this Agreement, he at all times will continue to directly own, of record and beneficially, all of the outstanding capital stock of RGHI, that he will not pledge or otherwise permit his shares of the capital stock of RGHI to be encumbered in any manner and that he will not grant any proxy or otherwise transfer voting power or economic rights of ownership or enter into any voting agreement with respect to capital stock of RGHI; provided, however, that Bennett shall be permitted to transfer shares of capital stock of RGHI to members of his Family Group so long as he continues to maintain Control of RGHI in his individual capacity. Bennett covenants and agrees to cause RGHI to comply with the provisions of this Agreement.

        10.11    Consent of THL.    Unless otherwise specifically provided in this Agreement, to the extent the consent of THL is required with respect to any provision of this Agreement (including, without limitation, with respect to the any designation or removal of the manager to be designated by RGHI and THL, as contemplated in Section 2.1(a)(iii) and the last sentence of Section 2.1(c)), consent shall be deemed given so long as written consent is granted by THL Refco Acquisition Partners or Thomas H. Lee Partners, L.P.

        10.12    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement on the day and year first above written.

NEW REFCO GROUP LTD., LLC
By:	/s/ PHILLIP BENNETT
Name:	Phillip Bennett
Title:	President
REFCO GROUP HOLDINGS, INC.
By:	/s/ PHILLIP BENNETT
Name:	Phillip Bennett
Title:	President
THL REFCO ACQUISITION PARTNERS
By:	THL Refco GP LLC, a general partner
By:	/s/ SCOTT A. SCHOEN
Name:	Scott A. Schoen
Title:	President
PHILLIP R. BENNETT*
/s/ PHILLIP BENNETT

*
For purposes of Section 10.10 only.

THL LIMITED PARTNERS
GM-REFCO II CORP.
By:	/s/ CHARLES FROLAND
Name:	Charles Froland
Title:	MD

JPMORGAN CHASE BANK, as Trustee for First Plaza Group Trust, solely with respect to Pools PMI-111 and PMI-112
By: J.P. Morgan Chase Bank, as Trustee
Name:	/s/ NICOLE STEPHENSON
Title:	AT

PG DIRECT INVEST NO. 10, INC.
By:	/s/ WALTER KELLER
Name:	Walter Keller
Title:	Director
By:	/s/ M. BARBEN
Name:	M. Barben
Title:	Director

NEW YORK STATE RETIREMENT CO-INVESTMENT FUND L.P.
By:	/s/ PHILIP POSNER
Name:	Philip Posner
Title:	Treasurer

CSFB FUND CO-INVESTMENT PROGRAM, L.P.
By: DLJ Fund Partners, L.P., its General Partner By: DLJMB Fund, Inc., its General Partner
By:	/s/ DAVID M. RUSSELL
Name:	David M. Russell
Title:	Vice President

AUDA REFCO LTD.
By:	/s/ DAVID S. ANDRYC
Name:	David S. Andryc
Title:	Director
AUDA PARTNERS L.P.
By:	Auda Partners LLC, its general partner
By:	Auda Advisor Associates LLC, its Managing Member
By:	/s/ DAVID S. ANDRYC
Name:	David S. Andryc
Title:	Attorney-in-fact for Marcel Giacometti, its Managing Member

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
By:	THL Investment Management Corp., its General Partner
By:	/s/ SCOTT A. SCHOEN
Name:	Scott A. Schoen
Title:	President

U.S. BANK N.A., as trustee under the 1997 Thomas H. Lee Nominee Trust
By:	/s/ PAUL D. ALLEN
Name:	Paul D. Allen
Title:	Vice President

PUTNAM INVESTMENT HOLDINGS, LLC
By:	Putnam Investments, LLC, its managing member
By:	/s/ CHARLES A. RUYS DE PEREZ
Name:	Charles A. Ruys de Perez
Title:	Managing Director
PUTNAM INVESTMENTS EMPLOYEES' SECURITIES COMPANY I, LLC
By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	/s/ CHARLES A. RUYS DE PEREZ
Name:	Charles A. Ruys de Perez
Title:	Managing Director
PUTNAM INVESTMENTS EMPLOYEES' SECURITIES COMPANY II, LLC
By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	/s/ CHARLES A. RUYS DE PEREZ
Name:	Charles A. Ruys de Perez
Title:	Managing Director

THL REFCO ACQUISITION PARTNERS II
By:	THL Refco GP LLC, a general partner
By:	/s/ SCOTT A. SCHOEN
Name:	Scott A. Schoen
Title:	President
THL REFCO ACQUISITION PARTNERS III
By:	THL Refco GP LLC, a general partner
By:	/s/ SCOTT A. SCHOEN
Name:	Scott A. Schoen
Title:	President

EXECUTIVE INVESTORS
/s/ ROBERT C. TROSTEN Robert C. Trosten
/s/ SANTO C. MAGGIO Santo C. Maggio
/s/ JOSEPH R. MURPHY Joseph R. Murphy
/s/ WILLIAM M. SEXTON William M. Sexton
/s/ DENNIS KLEJNA Dennis Klejna

[Counterpart Signature Page to Securityholders Agreement]
[Name of Employee], an Employee

Exhibit A

Actions Requiring Board Approval

  •
  Acquisitions of assets or stock of another business.

  •
  Dispositions of assets of the Company or any subsidiary (outside the ordinary course of business).

  •
  Annual budgets (including any investment and capital expenditures budgets).

  •
  Distributions on equity of the Company.

  •
  Setting of performance targets for incentive plans.

  •
  Incurrence of any debt in excess of $5,000,000 outside of the ordinary course of business.

  •
  Hiring, firing and compensation of key executives.

  •
  Issuance of units, options, SARs, warrants or other equity or debt securities.

  •
  Approval of any new incentive plan.

  •
  Selection of auditors.

  •
  Entry into joint venture or partnership agreements.

  •
  Change in lines of business: decision to enter/quit a line of business.

  •
  Actions to settle or resolve litigation or regulatory matters involving $50,000 or more or that would reasonably be expected to materially impact the Company's and its subsidiaries' operations or regulatory relationships.

  •
  Contracts requiring annual expenditures over $500,000 that are not included in the annual budget.

  •
  Any action requiring a supermajority approval pursuant to Section 2.2(b) of the Securityholders Agreement.

  •
  Any action relating to Taxes or actions reserved for the Board pursuant to the LLC Agreement.

QuickLinks

SECURITYHOLDERS AGREEMENT Dated August 5, 2004 Among NEW REFCO GROUP LTD., LLC AND THE OTHER PARTIES HERETO
SECURITYHOLDERS AGREEMENT
ARTICLE I REPRESENTATIONS AND WARRANTIES OF THE PARTIES
ARTICLE II VOTING AGREEMENTS
ARTICLE III TRANSFERS OF SECURITIES
ARTICLE IV TAKE-ALONG RIGHTS ON APPROVED SALE
ARTICLE V CALL RIGHTS
ARTICLE VI REGISTRATION RIGHTS
ARTICLE VII INFORMATION RIGHTS
ARTICLE VIII PRE-EMPTIVE RIGHTS
ARTICLE IX AMENDMENT AND TERMINATION
ARTICLE X MISCELLANEOUS
Exhibit A Actions Requiring Board Approval